EXHIBIT F


             [OPINION OF LAURENCE M. HAMRIC, ESQ.]



                                   March 17, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

           I am familiar with the proposed transactions described in the Application-Declaration on Form U-1, including any amendments and exhibits thereto (the "Application-Declaration"), filed by Entergy Corporation, a Delaware corporation ("Entergy"), with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, concerning the proposed adoption by Entergy of its 1998 Equity Ownership Plan (the "Equity Plan") and related transactions. With respect to any shares of Common Stock, $0.01 par value, of Entergy ("Shares") which will be acquired on the open market for use pursuant to the Equity Plan, I have assumed that (a) all actions required to be taken and other conditions required to be met by or on behalf of Entergy under Delaware law in connection with the acquisition of such Shares on the open market will be taken and satisfied, and (b) such Shares were, or will be, when originally issued and prior to their acquisition on the open market, validly issued, fully paid and non-assessable.

          I am of opinion that:

           (a) Entergy is a corporation duly organized and validly existing under the laws of the State of Delaware;

           (b) In the event that the proposed transactions are consummated in accordance with the Application-Declaration and the order(s) of the Commission issued with respect thereto and in accordance with the terms of the Equity Plan:

                     (a)   any Shares that may be issued or  sold
          will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges pertaining thereto as set forth in Entergy's Certificate of Incorporation; and

                     (b)  the legal rights of the holders of  any
          securities issued by Entergy or any associate company thereof will not be violated.

          This opinion does not pass on "blue sky" laws which may apply to the distribution of the Shares.

          I am a member of the Louisiana, Texas and Virginia Bars and do not hold myself out as an expert on the laws of any other jurisdiction, although I have made a study of the laws of other jurisdictions insofar as they are involved in the opinions stated herein.

           I hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,

                              /s/ Laurence M. Hamric, Esq.

                              Laurence M. Hamric, Esq.